U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

     Banque Nationale de Paris
     16, Boulevard des Italiens
     75009, Paris, France

2.   Issuer Name and Ticker or Trading Symbol

     BancWest Corporation (BWE)

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     94-1677765

4.   Statement for Month/Year

     November 1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |_| Director                                |X|   10% Owner
     |_| Officer (give title below)              |_|   Other (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     |X| Form filed by one Reporting Person
     |_| Form filed by more than one Reporting Person

--------
* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------- ------------------- ------------------------- ---------------------------------- --------------------
1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
------------------- ------------------- ------------------------- ---------------------------------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
                                           Code           V         Amount    (A) or (D)    Price
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------


 --------------------- --------------------
 6. Ownership Form     7. Nature of
    Direct (D) or         Indirect
    Indirect (I)          Beneficial
    (Instr. 4)            Ownership
                          (Instr. 4)

 --------------------- --------------------
 --------------------- --------------------
 --------------------- --------------------
 --------------------- --------------------

 ----------------------
 Explanation of responses:

     Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

---------------- -------------- ------------- -------------- -------------- ----------------------- ------------------------
1. Title of      2. Conversion  3.Transaction  4. Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of
   Derivative       or            Date            Code           Derivative     and Expiration          Underlying
   Security         Exercise      (Month/        (Instr. 8)      Securities     Date                    Securities (Instr.
   (Instr. 3)       Price of      Day/Year)                      Acquired       (Month/Day/Year)        3 and 4)
                    Derivative                                   (A) or
                    Security                                     Disposed
                                                                 of (D)
                                                                 Instr. 3,
                                                                 4 and 5)


---------------- -------------- ------------- -------------- -------------- ----------------------- ------------------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
                                               Code     V      (A)     (D)  Date        Expiration    Title      Amount or
                                                                            Exercisable    Date                  Number of
                                                                                                                  Shares
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/05/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/08/99      P              4,400          (1)         (1)         Class A     4,400
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/08/99      P              600            (1)         (1)         Class A     600
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/09/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/09/99      P              10,000         (1)         (1)         Class A     10,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/10/99      P              10,000         (1)         (1)         Class A     10,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/10/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/10/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/11/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/12/99      P              15,000         (1)         (1)         Class A     15,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/19/99      P              8,700          (1)         (1)         Class A     8,700
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/19/99      P              40,100         (1)         (1)         Class A     40,100
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/19/99      P              3,700          (1)         (1)         Class A     3,700
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/19/99      P              400            (1)         (1)         Class A     400
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/22/99      P              7,100          (1)         (1)         Class A     7,100
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/22/99      P              10,000         (1)         (1)         Class A     10,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/22/99      P              89,000         (1)         (1)         Class A     89,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/23/99      P              6,000          (1)         (1)         Class A     6,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/23/99      P              400            (1)         (1)         Class A     400
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/23/99      P              31,600         (1)         (1)         Class A     31,600
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/24/99      P              17,300         (1)         (1)         Class A     17,300
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/24/99      P              130,000        (1)         (1)         Class A     130,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/29/99      P              8,200          (1)         (1)         Class A     8,200
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/29/99      P              400            (1)         (1)         Class A     400
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------
Common Stock     0.00           11/30/99      P              4,000          (1)         (1)         Class A     4,000
                                                                                                    Common
                                                                                                    Stock
---------------- -------------- ------------- ------- ------ --------- ---- ----------- ----------- ----------- ------------

------------- -------------- ------------- --------------
8. Price of   9. Number of   10. Ownership 11. Nature of
   Derivative    Derivative      Form of       Indirect
   Security      Securities      Derivative    Beneficial
   (Instr.       Beneficially    Security:     Ownership
   5)            Owned at        Direct        (Instr. 4)
                 end of          (D) or
                 Month           Indirect
                 (Instr. 4)      (I)
                                 (Instr.
                                 4)

------------- -------------- ------------- --------------
------------- -------------- ------------- --------------



------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.0


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.375


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.1875


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.0625


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.0


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.75


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.6875


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.625


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.5


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.5


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.25


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.125


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.0625


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.0


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.4375


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.375


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.25


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 45.0


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.9375


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.875


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.5625


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.5


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.0


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 43.875


------------- -------------- ------------- --------------
------------- -------------- ------------- --------------
USD 44.0      1,453,700      (D)


------------- -------------- ------------- --------------

----------------------
Explanation of responses: (1) The shares of Common Stock are convertible, at the option of Banque Nationale de Paris, into an equivalent number of shares of Class A Common Stock in accordance with the terms described in the Amended and Restated Certificate of Incorporation of the Issuer, and in the Standstill and Governance Agreement by and between Banque Nationale de Paris and First Hawaiian, Inc., dated as of November 1, 1998.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person


/s/ Jacques Ardant
-----------------------------------
Jacques Ardant
Directeur de Succursale Attache
Date: December 7, 1999